ARROW AUTOMOTIVE INDUSTRIES, INC.
  THIRD AMENDMENT TO AMENDED AND RESTATED REVOLVING CREDIT AND TERM LOAN
                              AGREEMENT



          THIS THIRD AMENDMENT (this "Amendment"), dated as of June 28, 1997, by and among Arrow Automotive Industries, Inc. (the "Borrower"), BankBoston, N.A., f/k/a The First National Bank of Boston, a national banking association ("BKB"), the other lending institutions listed on Schedule 1 to the Credit Agreement (together with BKB, the "Banks"), and BankBoston, N.A., f/k/a The First National Bank of Boston as agent for the Banks (the "Agent"), as parties to a certain Amended and Restated Revolving Credit and Term Loan Agreement, dated as of December 3, 1996 (as amended by the Waiver and First Amendment, dated as of December 28, 1996, and the Waiver and Second Amendment, dated as of March 29, 1997, the "Credit Agreement"). Capitalized terms not otherwise defined herein shall have the same meanings ascribed thereto in the Credit Agreement.

         WHEREAS, the Borrower has requested the Banks to make certain amendments to the Credit Agreement; and

         WHEREAS, the Banks are willing to make such amendments to the Credit Agreement subject to the terms and conditions set forth herein.

         NOW THEREFORE, the Borrower and the Agent and the Banks hereby covenant and agree as follows:

 1. Amendment to Credit Agreement. The Credit Agreement is hereby amended as follows:

     (a)     Section 1.1 of the Credit Agreement is amended as follows:

     (i) The definition of Applicable Margin contained in o1.1 of the Credit Agreement is amended by deleting the table and the following paragraph and restating them in their entirety as follows:

                                                                      Revolving
 Level      Debt Service         Revolving       Term Base        Credit           Term
             Coverage            Credit/Base     Rate Loans       /Eurodollar      Eurodollar
                                 Rate Loans                       Rate Loans       Rate Loan


I      Less than 1.3: 1.00           1.50%           1.75%           Not Available      Not Available

II     Greater than or equal
       to 1.30:1.00 but less
       than 1.50:1.00                1.00%           1.25%           Not Available      Not Available

III    Greater than or equal
       to 1.50:1:00 but less
       than 1.70:1.00                0.50%           0.75%           Not Available      Not Available

IV     Greater than or equal
       to 1.70:1.00                  0.00%           0.25%           Not Available      Not Available

 Notwithstanding the foregoing, if the Borrower fails to deliver any certificate of compliance when required by o9.4(d) hereof then, for the period commencing on the next Adjustment Date to occur subsequent to such failure through the date immediately following the date on which such certificate of compliance is delivered, the Applicable Margin shall be the highest Applicable Margin set forth above. For the purposes of this definition, Debt Service Coverage shall mean the ratio of (a)(i) the sum of (A) Earnings Before Interest and Taxes, plus (B) depreciation, plus (C) amortization(ii) less the sum of (A) cash payments for all taxes paid during the relevant period, plus (B) Capital Expenditures made during the relevant period to the extent permitted by o11.1, plus (C) dividends paid or accrued by the Borrower during the relevant period, plus (D) extraordinary gains accounted for during the relevant period to (b) Total Debt Service.

 (ii) The definition of Loan Documents contained in o1.1 of the Credit Agreement is amended by inserting the words ", the Acceptance Agreement, the Eligible Drafts" immediately prior to the words "and the Security Documents."

 (iii) The definition of Net Income contained in o1.1 of the Credit Agreement is amended by deleting the proviso in its entirety.

 (iv) The definition of Revolving Credit Loan Maturity Date contained in o1.1 of the Credit Agreement is amended by deleting the date "March 31, 1998" contained in such definition and substituting the date "July 31, 2000" therefor.

 (v) The definition of Term Loan contained in o1.1 of the Credit Agreement is amended by deleting the amount "[$9,000,000]" and substituting the amount "$7,500,000" therefor.

 (vi) The definition of Term Loan Maturity Date contained in o1.1 of the Credit Agreement is amended by deleting the date "December 31, 2000" contained in such definition and substituting the date "July 31, 2000" therefor.

 (vii) The definition of Total Debt Service contained in o1.1 of the Credit Agreement is amended by deleting such definition and restating it in its entirety as follows:

 Total Debt Service. For any period, the sum of (i) Total Interest Expense, plus (ii) 100% of Current Financial Obligations; provided, however, for the fiscal quarters ended 9/30/98, 12/31/98 and 3/31/99, clause (ii) shall be equal to the product of Current Financial Obligations multiplied by 25%, 50%, and 75%, respectively; and provided further, so long as no Default or Event of Default shall have occurred and be continuing, for the purpose of determining Current Financial Obligations after 6/30/99 for this covenant, current maturities of long term debt shall be the amount of current maturities of long term debt shown on the Borrower's balance sheet as of 6/30/98.

 (viii) Section 1.1 of the Credit Agreement is further amended by adding the following new definitions in the appropriate alphabetical order:

 Acceptance Agreement.  See o5.2.1.

 Acceptance Face Amount. The aggregate amount, from time to time, of the face amount of all Bankers' Acceptances created and outstanding hereunder.

 Bankers' Acceptance Fee.  See o5.2.1.

 Bankers' Acceptances. Eligible Drafts of the Borrower that have been or are accepted from time to time pursuant to o5.2.1.

 Bankers' Acceptance Participation.  See o5.2.2

 Credit Instrument Participations. Letter of Credit Participations and Bankers' Acceptance Participations.

 Credit Instruments.  Letters of Credit and Bankers' Acceptances.

 Earnings Before Interest and Taxes. The earnings (or loss) from operations of the Borrower for any period, after all expenses and other proper charges but before payment or provision for any income taxes or interest expense for such period or any extraordinary non-cash expenses accounted for during such period, determined in accordance with generally accepted accounting principles.

 Eligible Draft. A draft in a form satisfactory to the Agent being issued to finance the purchase of inventory and for other general working capital purposes, which draft (a) is drawn on the Agent and dated the date of presentment; (b) has a maturity not longer than 180 days; provided that in no event shall such maturity extend beyond the Revolving Credit Loan Maturity Date; and (c) is, if accepted by a member bank of the Federal Reserve System, eligible for discount with a Federal Reserve Bank under applicable law and all applicable rules, regulations and interpretations of the Board of Governors of the Federal Reserve System. An Eligible Draft shall in no event include bankers' acceptances issued outside of this Agreement.

 Letter of Credit Participation.  See o5.1.4.

Reimbursement Obligations. The Borrower's obligation to reimburse the Agent on account of any drawing under, or payment made with respect to, any Credit Instrument as provided in o5.3.
Reference Period. The period of four (4) consecutive fiscal quarters (or such shorter period of one, two, or three consecutive fiscal quarters as has elapsed since 6/30/98).

 (b) Section 2.1 of the Credit Agreement is amended by inserting the words ", the Acceptance Face Amount and all Unpaid Reimbursement Obligations" immediately after each reference to the words "Maximum Drawing Amount."

 (c) Section 2.2 of the Credit Agreement is amended by inserting the words ", the sum of" immediately before the words "Maximum Drawing Amount"
  and by inserting the words ", the Acceptance Face Amount, and all Unpaid Reimbursement Obligations" immediately following the words
 "Maximum Drawing Amount."

(d) Section 2.4 of the Credit Agreement is amended by inserting in the beginning of the parenthetical contained in the first sentence of such o2.4 the words "as amended, restated or supplemented and in effect from time to time,".

(e) Section 3.2 of the Credit Agreement is amended by inserting the text "the sum of" immediately before the words "Maximum Drawing Amount" and by inserting the words ", the Acceptance Face Amount and all Unpaid Reimbursement Obligations" immediately after the words "Maximum Drawing Amount."

(f) Section 4.1 of the Credit Agreement is amended by deleting the amount "$9,000,000" contained in such o4.1 and substituting the amount "$7,500,000"
 therefor.

(g) Section 4.2 of the Credit Agreement is amended by inserting in the beginning of the parenthetical contained in the first sentence of such o4.2 the words "as amended, restated or supplemented and in effect from time to time,".

(h) Section 4.3 of the Credit Agreement is amended by deleting such o4.3 and restating it in its entirety as follows:

4.3     Mandatory Payments of Principal of Term Loan.

4.3.1. Scheduled Payments. The Borrower promises to pay to the Agent for the accounts of the Banks the principal amount of the Term Loan in twelve (12) consecutive quarterly installments of $267,857.14, each of which shall be due and payable on the last day of each calendar quarter of each calendar year, commencing on September 30, 1997, except the final payment which shall be due and payable on the Term Loan Maturity Date in an amount equal to the unpaid balance of the Term Loan.

4.3.2. Payment Upon Sale of Santa Maria Property. Immediately following the sale of the Borrower's property located in Santa Maria, California, the Borrower shall prepay the principal amount of the Term Loan by the lesser of
(a) $2,000,000 and (b) the total net proceeds from such sale, which amount shall be applied against the scheduled installments of principal due on the Term Loan in the inverse order of maturity; provided, however, in the event that Net Income is equal to or greater than $250,000 for the fiscal year of the Borrower ended as of June 27, 1998, as confirmed by the 1998 audited year end financial statements delivered to the Agent pursuant to o9.4, Net Proceeds from the sale of the Santa Maria Property of not less than $2,000,000 has been applied to the Term Loan in accordance with the preceding sentence, and no Default or Event of Default shall have occurred and be continuing, the Banks agree to adjust the amortization schedule set forth in o4.3.1 to reflect a proportional reduction in the remaining principal installments. For the purposes of this o4.3.2, "Net Proceeds" shall mean the cash proceeds received by the Borrower from the sale of the Santa Maria Property after deducting therefrom the amount of anticipated closing adjustments, brokerage fees and other costs of sale, including attorneys' fees and environmental audits incurred in connection with such sale.

(i) Section 5 of the Credit Agreement is amended by deleting such o5 and restating it in its entirety as follows:
 5.  LETTERS OF CREDIT AND BANKERS' ACCEPTANCES

 5.1  Letter of Credit Commitments.

 5.1.1 Commitment to Issue Letters of Credit. Subject to the terms and conditions hereof and the execution and delivery by the Borrower of a letter of credit application on the Agent's customary form (a "Letter of Credit Application"), the Agent on behalf of the Banks, in reliance upon the agreement of the Banks set forth in 5.1.4 hereof and upon the representations and warranties of the Borrower contained herein, agrees, in its individual capacity, to issue, extend and renew for the account of the Borrower one or more standby or documentary letters of credit (individually, a "Letter of Credit"), in such form as may be requested from time to time by the Borrower and agreed to by the Agent; provided, however, that, after giving effect to such request, (a) the aggregate Maximum Drawing Amount shall not exceed $1,000,000 at any one time for standby Letters of Credit and $500,000 at any one time for documentary Letters of Credit and (b) the sum of (i) the Maximum Drawing Amount, (ii) the Acceptance Face Amount, (iii) all Unpaid Reimbursement Obligations and (iv) the amount of all Revolving Credit Loans outstanding shall not exceed the lesser of (A) the sum of the Banks' Commitments to make Revolving Credit Loans and (B) the Borrowing Base. Notwithstanding the foregoing, the Agent shall have no obligation to issue any Letter of Credit to support or secure any Indebtedness of the Borrower to the extent that such Indebtedness was incurred prior to the proposed issuance date of such Letter of Credit, unless in any such case the Borrower demonstrates to the satisfaction of the Agent that (x) such prior incurred Indebtedness was then fully secured by a prior perfected and unavoidable security interest in collateral provided by the Borrower to the proposed beneficiary of such Letter of Credit or (y) such prior incurred Indebtedness was then secured or supported by a letter of credit issued for the account of the Borrower and the reimbursement obligation with respect to such letter of credit was fully secured by a prior perfected and unavoidable security interest in collateral provided to the issuer of such letter of credit by the Borrower.



5.1.2 Letter of Credit Applications. Each Letter of Credit Application shall be completed to the satisfaction of the Agent. In the event that any provision of any Letter of Credit Application shall be inconsistent with any provision of this Credit Agreement, then the provisions of this Credit Agreement shall, to the extent of any such inconsistency, govern.

5.1.3 Terms of Letters of Credit. Each Letter of Credit issued, extended or renewed hereunder shall, among other things, (a) provide for the payment of sight drafts for honor thereunder when presented in accordance with the terms thereof and when accompanied by the documents described therein, and (b) have an expiry date no later than the date which is fourteen (14) days (or, if the beneficiary is located outside of the United States of America, forty-five (45)
days) prior to the Revolving Credit Loan Maturity Date. Each Letter of Credit so issued, extended or renewed shall be subject to the Uniform Customs.

5.1.4 Letter of Credit Participations. Each Bank severally agrees that it shall be absolutely liable, without regard to the occurrence of any Default or Event of Default or any other condition precedent whatsoever, to the extent of such Bank's Commitment Percentage, to reimburse the Agent on demand for the amount of each draft paid by the Agent under each Letter of Credit to the extent that such amount is not reimbursed by the Borrower pursuant to o5.3 (such agreement for a Bank being called herein the "Letter of Credit Participation" of such Bank).

5.1.5 Purchase by Banks. Each such payment made by a Bank shall be treated as the purchase by such Bank of a participating interest in the Borrower's Reimbursement Obligation under o5.3 in an amount equal to such payment. Each Bank shall share in accordance with its participating interest in any interest which accrues pursuant to o5.3.

5.2  Bankers' Acceptance Facility.

5.2.1 Bankers' Acceptance Commitment. Subject to the terms and conditions set forth in this Credit Agreement and the execution by the Borrower of an Acceptance Agreement in the Agent's customary form (the "Acceptance Agreement") and a certification by the Borrower that the bankers' acceptances relate to goods in transit, upon the written request of the Borrower, the Agent, on behalf of the Banks, and in reliance upon the agreement of the Banks set forth in o5.2.2 and upon the representations and warranties of the Borrower contained herein, agrees, in its individual capacity, to discount Eligible Drafts for the account of the Borrower (all such accepted and discounted Eligible Drafts whether heretofore or hereafter issued being referred to individually as a "Bankers' Acceptance" and collectively as the "Bankers' Acceptances"); provided, however, that any Bankers' Acceptance issued shall provide for a maturity date not longer than 180 days provided that in no event shall such maturity extend beyond the Revolving Credit Loan Maturity Date; and provided, further, that, after giving effect to such request, the sum of (A) the Maximum L/C Drawing Amount, (B) the Acceptance Face Amount, (C) all Unpaid Reimbursement Obligations, and (D) the amount of all Revolving Credit Loans outstanding shall not exceed the lesser of (A) the sum of the Banks' Commitments and (B) the Borrowing Base; and provided, further, that the Agent shall not accept an Eligible Draft if the face amount of all outstanding drafts accepted by the Agent which are of the type described in paragraph 7 of Section 13 of the Federal Reserve Act (12 U.S.C. o372), as amended from time to time, or any successor statute, would cause the Agent to violate any limitation imposed upon it under said paragraph or would cause the Agent to violate such limitation if all such drafts were sold by the Agent in the secondary market. To expedite the acceptance and discounting of Eligible Drafts, the Borrower shall provide to the Agent fully executed drafts, which shall be blank as to dates and amounts. The Borrower may request the Agent to accept and discount an Eligible Draft by submitting to the Agent at least one (1) Business Day prior to the proposed date of acceptance and discounting a bankers' acceptance application in the Agent's customary form, completed to the satisfaction of the Agent and accompanied by such documents as may be required by the Agent to establish that the drafts to be accepted and discounted will (if accepted and endorsed by a member bank of the Federal Reserve System) be eligible for discount by such Federal Reserve Bank. The Agent shall make available to the
      Borrower at the time of acceptance of each Eligible Draft and upon the satisfaction of the conditions set forth in o13 an amount equal to the discounted value of such Eligible Draft based on: (x) the stated maturity date of such Eligible Draft, (y) the face amount of such Eligible Draft, and (z) a rate (computed on the basis of a year of three hundred sixty (360) days for the actual days elapsed) equal to the sum of (a) the per annum average discount rate quoted to the Agent on the day an Eligible Draft is presented for discount by the Agent's bankers' acceptance traders for acceptances which are of the type described in paragraph 7 of section 13 of the Federal Reserve Act (12 U.S.C. o372), as amended from time to time, or any successor statute and which approximate the face amount and mature on the maturity date of such Eligible Draft plus (b) two percent (2%) per annum (the "Bankers' Acceptance Fee").

5.2.2 Bankers' Acceptance Participations. Each Bank severally agrees that it shall participate in any Bankers' Acceptances upon notification by the Agent that it has received an application for acceptance and discounting of an Eligible Draft in form and substance satisfactory to the Agent. The Agent agrees to furnish each Bank with a copy of each Bankers' Acceptance promptly after issuance. Each Bank severally agrees that it shall be absolutely liable, without regard to the occurrence of any Default or Event of Default or any other condition precedent whatsoever to the extent of such Bank's Percentage, to reimburse the Agent on demand for the amount of each draft paid by the Agent under each Bankers' Acceptance to the extent such amount is not reimbursed by the Borrowers pursuant to o2.2(c) hereof (such amount for a Bank being called herein the "Bankers' Acceptance Participation" of such Bank).

5.2.3 Purchase by Banks. Each such payment made by a Bank shall be treated as the purchase by such Bank of a participating interest in the Borrowers' Reimbursement Obligation under o5.3 hereof in an amount equal to such payment. Each Bank shall share in accordance with its participating interest in any interest which accrues pursuant to o5.3.

5.3  Reimbursement Obligations of Borrower; Effects of Drawing.
(a) The amount of each drawing under any Credit Instrument issued by the Agent pursuant to this Credit Agreement shall be a Revolving Credit Loan made by the Banks to the Borrower on the date of such drawing and shall be funded by the Banks in accordance with o2.8. The liability of the Borrower under this Credit Agreement to repay the Banks any and all Revolving Credit Loans in respect of drawings under Credit Instrument shall be Obligations secured by the Security Documents,
(b) Each request for the issuance, extension or renewal of a Credit Instrument hereunder shall constitute a representation by the Borrower that the applicable conditions set forth in oo12 and 13 have been satisfied on the date of such request and on the date of issuance of such Credit Instrument,
(c)     On each date that any draft presented under the Credit
Instrument is honored by the Agent, or the Agent otherwise makes a payment with respect thereto, the Borrower agrees to reimburse or pay to the Agent for the account of the Agent, or as the case may be, the Banks the amount of any taxes, fees, charges or other costs and expenses whatsoever incurred by the Agent or any Bank in connection with any payment made by the Agent or any Bank under, or with respect to, the Credit Instrument;
(d)     Upon the reduction (but not termination) of the aggregate
Commitments of the Banks to make Revolving Credit Loans to an amount less than the sum of the Maximum Drawing Amount, the Acceptance Face Amount and all Unpaid Reimbursement Obligations, or if the Borrowing Base is less than the sum of the Maximum Drawing Amount, the Acceptance Face Amount and all Unpaid Reimbursement Obligations, the Borrower agrees to reimburse or pay to the Agent for the account of the Banks an amount equal to such difference, which amount shall be held by the Agent for the benefit of the Banks and the Agent as cash collateral for all Reimbursement Obligations; and
(e) Upon the termination of the Credit Instrument commitments, or the acceleration of the Reimbursement Obligations with respect to the Credit Instruments in accordance with o14, the Borrower agrees to reimburse or pay to the Agent for the account of the Banks an amount equal to the sum of the Maximum Drawing Amount, the Acceptance Amount and all Unpaid Reimbursement Obligations which amount shall be held by the Agent for the benefit of the Agent and the Banks as cash collateral for all Reimbursement Obligations. Unless funded by a Revolving Credit Loan, each such payment shall be made to the Agent at the Agent's Head Office in immediately available funds. Interest on any and all amounts remaining unpaid by the Borrower under this o5.3 at any time from the date such amounts become due and payable (whether as stated in this o5.3, by acceleration or otherwise) until payment in full (whether before or after judgment) shall be payable to the Agent on demand at the rate specified in o6.9 following an Event of Default.

5.4. Credit Instrument Payments. If any draft shall be presented or other demand for payment shall be made under the Credit Instrument, the Agent shall notify the Borrower of the date and amount of the draft presented or demand for payment and of the date and time when it expects to pay such draft or honor such demand for payment. If the Borrower fails to reimburse the Agent as provided in o5.3 on or before the date that such draft is paid or other payment is made by the Agent, the Agent may at any time thereafter notify the Banks of the amount of any such Unpaid Reimbursement Obligation. No later than 3:00 p.m. (Boston time) on the Business Day next following the receipt of such notice, each Bank shall make available to the Agent, at the Agent's Head Office, in immediately available funds, such Bank's Commitment Percentage of such Unpaid Reimbursement Obligation, together with an amount equal to the product of (a) the average, computed for the period referred to in clause (c) below, of the weighted average interest rate paid by the Agent for federal funds acquired by the Agent during each day included in such period, times (b) the amount equal to such Bank's Commitment Percentage of such Unpaid Reimbursement Obligation, times (c) a fraction, the numerator of which is the number of days that elapse from and including the date the Agent paid the draft presented for honor or otherwise made payment to the date on which such Bank's Commitment Percentage of such Unpaid Reimbursement obligation shall become immediately available to the Agent, and the denominator of which is 360. The responsibility of the Agent to the Borrower and the Banks, as the case may be, shall be only to determine that the documents (including each draft) delivered under the Letter of Credit in connection with such presentment shall be in conformity in all material respects with the Credit Instrument.

5.5. Obligations Absolute. The Borrower's obligations under this o5 to repay Revolving Credit Loans in respect of drawings under the any Credit Instrument as provided herein shall rank pari passu with the obligations of the Borrower to repay all other Revolving Credit Loans and shall be absolute and unconditional under any and all circumstances and irrespective of the occurrence of any Default or Event of Default or any condition precedent whatsoever or any setoff, counterclaim or defense to payment which the Borrower may have or have had against the Agent, any Bank or any beneficiary of any Credit Instrument. The Borrower further agrees with the Agent and the Banks that the Agent and the Banks shall not be responsible for, among other things, the validity or genuineness of documents or of any endorsements thereon, even if such documents should in fact prove to be in any or all respects invalid, fraudulent or forged (unless the Agent or any Bank's officers active on the account of the Borrower have actual knowledge of such invalidity, fraudulence or forgery prior to taking any action with respect to such documents), or any dispute between or among the Borrower, the beneficiary of any Credit Instrument or any financing institution or other party to which any Credit Instrument may be transferred or any claims or defenses whatsoever of the Borrower against the beficiary of any Credit Instrument or any such transferee. The Agent and the Banks shall not be liable for any error, omission, interruption or delay in transmission, dispatch or delivery of any message or advice, however transmitted, in connection with any Credit Instrument. The Borrower agrees that any action taken or omitted by the Agent or any Bank under or in connection with each Credit Instrument and the related drafts and documents, if done in good faith, shall be binding upon the Borrower and shall not result in any liability on the part of the Agent or any Bank to the Borrower.

5.6. Reliance by Issuer. To the extent not inconsistent with o5.5, the Agent shall be entitled to rely, and shall be fully protected in relying upon, any Letter of Credit, draft, writing, resolution, notice, consent, certificate, affidavit, letter, cablegram, telegram, telecopy, telex or teletype message, statement, order or other document believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel, independent accountants and other experts selected by the Agent. The Agent shall be fully justified in failing or refusing to take any action under this Agreement unless it shall first have received such advice or concurrence of the Majority Banks as it reasonably deems appropriate or it shall first be indemnified to its reasonable satisfaction by the Banks against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. The Agent shall in all case be fully protected in acting, or in refraining from acting, under this Agreement in accordance with a request of the Majority Banks, and such request and any action taken or failure to act pursuant thereto shall be binding upon the Banks and all future holders of a Letter of Credit Participation or Bankers' Acceptance Participation.

5.7. Letter of Credit Fee. The Borrower shall, on the date of issuance or any extension or renewal of any Letter of Credit and at such other time or times as such charges are customarily made by the Agent, pay a fee (in each case, a "Letter of Credit Fee") to the Agent (i) in respect of each standby Letter of Credit equal to one and one-half percent (1 1/2%) per annum of the face amount of such standby Letter of Credit plus the Agent's customary issuance fee, and
(ii) in respect of each documentary Letter of Credit equal to (A) the Agent's customary issuance fee of $135 or amendment fee of $65, as the case may be, plus (B) a negotiation fee of the higher of (1) $120, or (2) one-half of one percent (1/2%) of the face amount of such documentary Letter of Credit plus (C) a processing fee of $50, plus (D) if applicable, a cancellation fee of $100 plus (E) all telex, Swift, courier and other communication charges, such Letter of Credit Fee (but not such issuance, amendment or administrative fee) to be for the accounts of the Banks in accordance with their respective Commitment Percentages. 5.8. Bankers' Acceptance Fees. The Borrower shall, (i) in accordance sith o5.2.1, pay to the Agent for the accounts of the Banks in accordance with their respective Commitment Percentages, the Bankers' Acceptance Fee and (ii) on the date of issuance of any Bankers' Acceptance, pay to the Agent for the Agent's own account the Agent's customary issuance fee.
(j) Section 6.2 of the Credit Agreement is amended by inserting the words "Bankers' Acceptance Fees" immediately after the words "commitment fees," contained in such o6.2.
(k) Section 6.5 of the Credit Agreement is amended by deleting each reference to the words "Letters of Credit" contained in such o6.5 and substituting in each case the words "Credit Instrument" therefor.

(l) Section 6.10 of the Credit Agreement is amended by deleting such o6.10 and restating it in its entirety as follows::

6.10 Prepayment and Termination. If the Borrower prepays all of the Obligations and terminates each Bank's Commitment in full during any of the periods set forth in the table below, the Borrower shall pay a premium equal to the percentage set forth in the table below opposite the period during which such prepayment is made of the sum of (i) the Total Commitment with respect to the Revolving Credit Loans plus (ii) the outstanding amount of the Term Loan, on the date immediately prior to the date of prepayment:

                  Period                  Prepayment Premium


          September 30, 1997
          through August 31, 1998          3% of the Commitment

          September 1, 1998
          through August 31, 1999          2% of the Commitment

          September 1, 1999
          through January 31, 2000         1% of the Commitment

(m) Section 8.16 of the Credit Agreement is amended by deleting the words "Letter of Credit" contained in such o8.16 and substituting the words "Credit Instrument" therefor.

          (n)     Section 9 of the Credit Agreement is amended as follows:

   (i) the preamble to such o9 is amended by deleting the first reference to the words "Letter of Credit" and substituting the words
          "Credit Instrument" therefor and by inserting the words
          "or issue any Bankers' Acceptance" at the end of such preamble and immediately before the colon;

    (ii) o9.1 is amended by inserting the words "Bankers' Acceptance Fee," immediately after the words "Letter of Credit Fees,";

    (iii) Section 9.4(g) of the Credit Agreement is amended by deleting such o9.4(g) and restating it in its entirety as follows:

     (g) on Tuesday of each calendar week with respect to the immediately preceding calendar week or at such earlier times as the Banks may reasonably request (which may be as often as daily), a Borrowing Base Report setting forth the Borrowing Base as at the end of such calendar week or other date so requested by the Banks:

 (iv) Section 9.4(h) of the Credit Agreement is amended by deleting such o9.4(h) and restating it in its entirety as follows:

 (h) on Tuesday of each calendar week with respect to the immediately preceding calendar week, an Accounts Receivable aging report, an accounts payable report and an inventory designation report;

 (v) Section 9.9.1 of the Credit Agreement is amended by deleting such o9.9.1 and restating it in its entirety as follows:

 The Borrower shall permit the Agent or any of its other designated representatives accompanied by any of the Banks to conduct commercial finance examinations, such examinations to be at the Borrower's expense, which expense shall be $650.00 per day, per auditor plus expenses incurred in connection with each such exam.

 (vi) o9.12 is amended by deleting the words "Letters of Credit" and substituting the words "Credit Instruments" therefor;

 (vii) Section 9.14(a) of the Credit Agreement is amended by deleting such o9.14(a) and restating it in its entirety as follows:

 9.14  Depository Arrangements.
 (a) The Borrower will, as soon as practicable, but in any event no later than November 7, 1997, either replace any existing depository, collection or lock box account maintained with a financial institution other than the Agent with the Blocked Account (as defined below) or direct all account debtors and obligors to make all payments directly to the Blocked Accont. Until the replacement of each such account has been completed, the Borrower shall cause to remain in full force and effect, separate agency account agreements (the "Agency Agreements") in form and substance satisfactory to the Agent among the
  Borrower, each such institution and the Agent, pursuant to which all collected funds in the respective depository, collection or lock box account shall be transferred to the Agent on a daily basis for deposit in the Blocked Account (except for the account(s) maintained with The Bank of Nova Scotia from which collected funds shall be transferred to the Blocked Account at least twice a month).
 (b) The Borrower will at all times (i) maintain with the Agent at the Agent's Head Office and under the control of the Agent, as contemplated by the terms of the lock box agreement and blocked account agreement, each between the Borrower and the Agent, a lock box and blocked account arrangement (the
"Blocked Account") and (ii) except for, prior to the delivery of direction by the Borrower to all account debtors and obligors as contemplated by clause (a) above, direct all of its account debtors with respect to all of its Accounts Receivable, chattel paper and general intangibles and obligors on instruments for which the Borrower is an obligee pursuant to a notification letter or statement on the invoice of the Borrower delivered to such account debtors and obligors in form and substance satisfactory to the Agent, that all amounts in respect of such Accounts Receivable, chattel paper, general intangibles or instruments due or to become due to the Borrower are to be paid directly to the Blocked Account.
(c) In the event that, notwithstanding the issuance of such notification letters or statement on any invoice of the Borrower and compliance by the Borrower with the provisions of o9.14(b), the Borrower receives any cash, checks or other payments or proceeds of Collateral, the Borrower shall, immediately upon receipt thereof, in the identical form received, cause such cash, checks and other payments and proceeds (except for any endorsements thereon which may be required by the Agent), to be paid directly into the Blocked Account. Prior to payment into the Blocked Account, all such items shall be held in trust by the Borrower for the benefit of the Agent and the Banks.
(d) For purposes of calculating interest on the Obligations, (i) funds received by federal wire transfer in the Blocked Account before 11:00 a.m. (Boston time) on a Business Day will be applied (on a provisional basis until final receipt of good funds) to the Obligations as contemplated by o9.14(e) on the Business Day of receipt; and (ii) all other payments or funds will be applied (on a provisional basis until final receipt of good funds) to the Obligations as contemplated by o9.14(e) two (2) Business Days following the date of receipt of immediately available funds by the Agent in the Blocked Account. For purposes of calculating the amount of the Revolving Credit Loans available to the Borrower, such payments will be applied (on a provisional basis until final receipt of good funds) to the Obligations as contemplated by o9.14(e) on the Business Day of receipt by the Agent in the Blocked Account, if such payments are received within sufficient time (in accordance with the Agent's usual and customary practices as in effect from time to time) to credit the Borrower's loan account on such day, and if not, then on the next Business Day. The Borrower acknowledges and agrees that any such provisional credit shall be subject to reversal if final collection in good funds of the related item is not received by the Agent in accordance with the Agent's customary procedures and practices for collecting provisional items.
(e) All payments to be applied towards the Obligations pursuant to o9.14(d) shall, except as otherwise provided, be applied to the Obligations as follows: (i) first, to any fees then due and payable to the Agent under or in respect of the Credit Agreement or any of the other Loan Documents; (ii) second, to any Obligations related to Credit Instruments; (iii) third, to any interest on the Revolving Credit Loans then due and payable; (iv) fourth, to any outstanding Obligations then due and payable; (v) fifth, unless the Banks shall otherwise elect, as cash collateral for any settlement of provisional credit; and (vi) sixth, so long as no payment Default or Event of Default shall have occurred and be continuing, the excess, if any, shall be credited to the Borrower's operating account with the Agent. In the event that the Agent shall elect at any time not to apply the payment as contemplated by the foregoing clause (iv), such election shall not be deemed a waiver of any Bank's or the Agent's rights to apply payments pursuant to such clause at a later time, and such Bank or the Agent shall be entitled to apply payments pursuant to such at such later time and from time to time thereafter. The Borrower shall not have any right to withdraw amounts in the Blocked Account. Subject to satisfaction of the conditions set forth in o13, amounts prepaid pursuant to clauses (ii) and (iii) above may be reborrowed.
 (f) Absent gross negligence or willful misconduct by the Agent, the Borrower agrees to indemnify the Agent and to hold the Agent harmless from and against any loss, cost or expense sustained or incurred by the Agent on account of any claims arising in connection with the Agent's operation of the Blocked Account.

 (o)     Section 11 of the Credit Agreement is amended as follows:

 (i) the preamble to o11 is amended by deleting the first reference to the words "Letter of Credit" and substituting the words "Credit Instrument" therefor and by inserting the words "or issue any Bankers' Acceptances" at the end of such preamble and immediately before the colon.

 (ii) o11.2 is amended by deleting such o11.2 and restating it in its entirety as follows:

 o11.2   Debt Service.  The Borrower will not permit the ratio of the sum of (i)
 Net Income plus (ii) Total Interest Expense, plus (iii) depreciation, plus (iv) amortization to (b) Total Debt Service to be less than (x) for the fiscal year ended 6/30/98, 0.63:1.00 and (y) as at the end of each Reference Period thereafter commencing on 9/30/98, 1.10:1.00.

 (iii) Section 11.3 is amended by deleting such o11.3 and restating it in its entirety as follows:

 o11.3   Liabilities to Worth Ratio.  The Borrower will not permit the ratio of
 Total Liabilities to Tangible Net Worth to exceed 2.40:1.00 as at the end of any Reference Period commencing on 9/30/98.

 (iv) Section 11.4 is amended by deleting such o11.4 and restating it in its entirety as follows:

 o11.4   Tangible Net Worth.  The Borrower will not permit Tangible Net Worth to be less than $17,750,000 as at the fiscal year end ending on 6/30/98.

 (v) Section 11.5 is amended by deleting such o11.5 and restating it in its entirety as follows:

 o11.5   Minimum Profitability.  The Borrower will not permit as at the end of each fiscal period described in the table below, its Net Income for the twelve
 (12) month period ended 6/30/98 or Net Income before payment or provision for any income taxes for any other period described in the table below to be less than the amount set forth opposite such fiscal period in such table:



       Fiscal Period                                  Amount


      12 month period ended 6/30/98                -$1,400,000

      Each fiscal quarter
      from 7/1/98 through 6/30/00                   $1.00

      12 month periods ended 6/30/99
      and 6/30/00                                   $100,000


 (p) The Preamble to o12 of the Credit Agreement is amended by deleting the words "Letters of Credit" and substituting the words "Credit Instruments"
therefor.

 (q)     Section 13 of the Credit Agreement is amended as follows:

 (i) the preamble to o13 is amended by deleting the words "Letter of Credit" and substituting the words "Credit Instruments" therefor;

 (ii) o13.1 is amended by inserting the words "or the issuance of Credit Instruments" immediately after the words "Letter of Credit,"; and

 (iii) o13.2 is amended by inserting the words "or issue such Credit Instruments" immediately after the words "Letter of Credit".

(r) Section 14.1(b) of the Credit Agreement is amended by inserting the words "any
Bankers' Acceptance Fee," immediately after the words "Letter of Credit Fee,".

(s) Section 14.2 of the Credit Agreement is amended by deleting each reference to the words "Letters of Credit" and substituting in each case the words "Credit Instruments" therefor.

(t) Section 14.3 of the Credit Agreement is amended by deleting the words "issuer of any Letter of Credit" and substituting the words
"or purchaser of any Letter of Credit Participation or Bankers' Acceptance
 Participation" therefor.

(u) Section 16.4 of the Credit Agreement is amended by deleting the words "Letter of Credit" and substituting the words "Credit Instruments" therefor.

(v) Section 16.5.3 of the Credit Agreement is amended by inserting the words "or
       Bankers' Acceptance Participation" immediately after the words "Letter of Credit Participation".

(w)     Section 16.6 of the Credit Agreement is amended by inserting the words
          "or
       Bankers' Acceptance Participation" immediately after the words "Letter of Credit Participation".

(x)     Section 16.8 of the Credit Agreement is amended by inserting the words
          "or
  Bankers' Acceptance Participation" immediately after the words "Letter of Credit Participation".

(y) Section 19 of the Credit Agreement is amended by deleting each reference to the words "Letters of Credit" and "Letter of Credit" and in each case substituting the words "Credit Instruments" therefor.

(z) Section 21(b)of the Credit Agreement is amended by deleting such o21(b) and restating it in its entirety as follows:

 (b) if to the Agent, at 7 New England Executive Park, Burlington, Massachusetts 01803, Attention: Kathy Sweeney, Vice President, or such other address for notice as the Agent shall last have furnished in writing in the manner provided for notices to the Person giving notice; and

 (aa) Notwithstanding any provision of the Credit Agreement to the contrary, no Eurodollar Rate Loans shall be made by any of the Banks.

 (bb) To the extent that the outstanding amount of the Term Loan is less than $7,500,000 on October 8, 1997, all of the conditions precedent to the making of Loans under the Credit Agreement have been satisfied as of such date and all of the conditions set forth in o3 hereof have been satisfied as of such date, the Banks shall fund on such date the difference between the outstanding principal amount of the Term Loan as of such date and $7,500,000.

 (cc) Schedule 1 to the Credit Agreement is amended by deleting such Schedule 1 and restating it in its entirety in the form of Schedule 1 attached hereto.


 2. Amendment Fee. The Borrower has paid to the Agent for the pro data accounts of the Banks prior to the execution of this Amendment an amendment fee of $75,000.

 3. Conditions to Effectiveness. This Amendment shall be effective upon receipt by the
          Agent of:

 (a) this Amendment duly and properly executed and delivered by the Borrower, the Banks and the Agent;

 (b) evidence that all corporate action necessary for the valid execution, delivery and performance by the Borrower of this Amendment and the Credit Agreement as amended hereby has been duly and effectively taken, satisfactory to the Agent;

 (c) a certificate of an authorized officer of the Borrower as to no amendments or supplements to the charter documents of the Borrower and no changes to the Perfection Certificate previously delivered to the Agent;

(d) a duly executed Assignment and Acceptance between BTM Capital Corporation and Norwest Business Credit, Inc. ("Norwest"); and

(e) a Second Amended and Restated Revolving Credit Note in the principal amount of $13,381,820 payable to BKB, a Second Amended and Restated Term Note in the principal amount of $5,018,182.50 payable to BKB, a Revolving Credit Note in the principal amount of $6,618,180 payable to Norwest and a Term Note in the principal amount of $2,481,817.50 payable to Norwest.

 4. Condition Subsequent.  The Borrower shall (a) deliver to the
    Agent no later than
 November 6, 1997, evidence of all filings or other action necessary to perfect the Agent's security interest in the assets of the Borrower located in Canada; and (b) use its best efforts to obtain a landlord consent and estoppel certificate, in form and substance satisfactory to the Agent, with respect to each property leased by the Borrower located in Canada. Failure to deliver the foregoing documents or certificates described in clause (a) on or prior to November 6, 1997 shall constitute an Event of Default under the Credit Agreement.

                  5. Representations and Warranties. The Borrower, hereby represents and warrants to the
          Bank as follows:

 (a) Representations and Warranties in Credit Agreement. The representations and warranties of the Borrower contained in the Credit Agreement (i) were true and correct in all material respects when made, and (ii) except to the extent such representations and warranties by their terms are made solely as of a prior date, continue to be true and correct in all material respects on the date hereof.

 (b) Ratification, Etc. Except as expressly provided by this Amendment, the Credit
Agreement and all documents, instruments and agreements related thereto, including, but not limited to the Security Documents, are hereby ratified and confirmed in all respects and shall continue in full force and effect. The Credit Agreement and this Amendment shall be read and construed as a single agreement. All references in the Credit Agreement or any related agreement or instrument to the Credit Agreement shall hereafter refer to the Credit
Agreement as amended hereby.

(c) Authority, Etc. The execution and delivery by the Borrower of this Amendment and the performance by the Borrower of all of its agreements and obligations under the Credit Agreement as amended hereby are within the corporate authority of the Borrower and have been duly authorized by all necessary corporate action on the part of the Borrower.

(d) Enforceability of Obligations. This Amendment and the Credit Agreement as amended hereby constitute the legal, valid and binding obligations of the Borrower, enforceable against the Borrower in accordance with their terms.

(e) No Default. After giving effect to this Amendment, no Default or Event of Default has occurred and is continuing.

6. No Other Amendments or Waivers. Except as expressly provided in this Amendment, all of the terms and conditions of the Credit Agreement and the other Loan Documents remain in full force and effect.

7. Expenses. Pursuant to o17 of the Credit Agreement, all costs and expenses incurred or sustained by the Agent in connection with this Amendment, including the fees and disbursements of legal counsel for the Agent in producing, reproducing and negotiating the Amendment, will be for the account of the Borrower whether or not the transactions contemplated by this Amendment are consummated.

8. Execution in Counterparts. This Amendment may be executed in any number of counterparts, each of which shall be deemed an original, but which together shall constitute one instrument.

9.      Miscellaneous. THIS AMENDMENT SHALL BE DEEMED TO BE A CONTRACT
UNDER THE LAWS OF THE COMMONWEALTH OF MASSACHUSETTS AND SHALL FOR ALL PURPOSES BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE COMMONWEALTH OF MASSACHUSETTS (EXCLUDING THE LAWS APPLICABLE TO CONFLICTS OR CHOICE OF LAW). The captions in this Amendment are for convenience of reference only and shall not define or limit the provisions hereof.

          [THE REMAINDER OF THIS PAGE IS LEFT INTENTIONALLY BLANK]



                  IN WITNESS WHEREOF, the parties hereto have duly executed this Amendment under seal as of the date first set forth above.

          ARROW AUTOMOTIVE INDUSTRIES, INC.


          By:      /s/James F. Fagan
          Name:   James F. Fagan
          Title:  Executive Vice President



          BANKBOSTON, N.A., f/k/a
          THE FIRST NATIONAL BANK OF BOSTON,
          individually and as Agent


          By:  /s/ Clifford J. Lusso
             Clifford J. Lusso, Director



          NORWEST BUSINESS CREDIT, INC.


          By:  /s/ W. David McIlroy
          Name:   W. David McIlroy
          Title Vice President



          SCHEDULE 1




                                 Revolving                                 Commitment
                                 Credit Loan                               Percentage
      Banks                      Commitment            Term Loan           Of All Loans

 BankBoston, N.A., f/k/a
 The First National
 Bank of Boston
 100 Federal Street
 Boston, MA 02110
 Eurodollar Lending Office:
 Same                           $13,381,820           $5,018,182.50         66.91%






 Norwest Business
 Credit, Inc.
 300 Commercial Street
 Boston, MA  02109
 Eurodollar Lending Office:
 Same                            $6,618,180           $2,481,817.50         33.09%

 Total                          $20,000,000           $7,500,000           100.00%








          -5-


